Exhibit 99.1
EWS RELEASE

NEWS RELEASE

Greif’s Commitment to Health, Safety and
Environmental Protection

2/23/2017

DELAWARE, Ohio--(BUSINESS WIRE)--Greif is committed to the health and safety of our colleagues and protecting the environment in the communities where we live and work. Our aspiration is to achieve zero accidents in a zero harm environment. In 2016, we achieved our lowest medical case rate in our company’s history. This follows 5 years of consecutive improvements in our safety performance. While we are not perfect, Greif and our colleagues are passionate and committed to safety and environmental compliance.

Today, an article appeared in the USA TODAY referencing safety and environmental conditions at Greif’s Container
Life Cycle Management (CLCM) reconditioning joint venture. This joint venture includes Mid America Steel Drum,
Indy Drum and DrumCo. These articles contain inaccuracies, omissions and outdated information and do not reflect the operations at these facilities, the reality of Greif’s dedication to safety and the environment, and significant improvements made at the CLCM facilities.

Improvements at our CLCM joint venture include:

•	Management changes that were made in early 2016 to improve the overall safety and operational performance of CLCM.

•	Investment in our colleagues with approximately 34,000 hours of safety training and approximately $1 million of investments focused on safety improvement in 2016 alone.

•	A 50% decline in CLCM’s medical case rate and a 60% decline in its loss work time incidents since 2014.

In addition, various cultural and personnel improvements have been made to assist CLCM. For example, a full-time safety manager for CLCM was appointed; a commitment-based safety training program designed to improve safety awareness and accountability was implemented; and an environmental manager to facilitate and oversee continued process improvements at these CLCM facilities was appointed.

The information utilized in this article was obtained from a former employee of an independent safety auditing company. This company has been working with Greif for over ten years to improve the safety and work environment at our facilities. This company was retained in 2015 to conduct surveys of the CLCM joint venture facilities in the Milwaukee area. The information that was the basis for this article included conversations with CLCM employees recorded without their consent or knowledge.

We are committed to continuous improvement at all of Greif’s operations. We will continue to partner with our various local, state and federal agencies to promote the cleanest and safest work environments for our colleagues and communities.

About Greif, Inc.

Greif is a global leader in industrial packaging products and services and is pursuing its vision: in industrial packaging, be the best performing customer service company in the world. The company produces steel, plastic,

fibre, flexible, corrugated, and reconditioned containers, intermediate bulk containers, containerboard and packaging accessories, and provides filling, packaging and industrial packaging reconditioning services for a wide range of industries. Greif also manages timber properties in the south eastern United States. The company is strategically positioned in over 45 countries to serve global as well as regional customers. Additional information is on the company's website at www.greif.com.

CONTACTS

CONTACTS
Greif
Matt Eichmann, 740-549-6067
Vice President, Investor Relations and Corporate Communications
matt.eichmann@greif.com